Exhibit 23.1
Consent of Independent Registered
Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2009 (except with respect to our opinion on Vale’s consolidated financial statements insofar as it relates to the retrospective application of SFAS No. 160, as to which the date is June 26, 2009) relating to the financial statements of Vale and the effectiveness of internal control over financial reporting, which is included in Vale’s current report on Form 6-K furnished to the Securities and Exchange Commission on July 6, 2009.
PricewaterhouseCoopers
Auditores Independentes
Rio de Janeiro, Brazil
February 3, 2010